Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2019

LOS ANGELES COUNTY BOARD OF SUPERVISORS FINALIZES APPROVAL OF

CENTENNIAL AT TEJON RANCH

Master planned community to positively impact housing and job creation in Southern California

(Los Angeles, CA) The Los Angeles County Board of Supervisors today gave final approval to the specific plan for Centennial at Tejon Ranch, a master planned mixed-use residential community located in the northwest Los Angeles County section of Tejon Ranch. Centennial addresses the serious need to develop additional housing that’s within the reach of middle-class families in Southern California. The specific plan for Centennial includes 19,333 residential units and more than 10.1 million square feet of commercial space. A full 18% of the housing units at Centennial will be officially designated affordable units.

Centennial is part of the historic Tejon Ranch Conservation and Land Use Agreement that conserves 90% of Tejon Ranch property—240,000 acres, and limits development to only the ten percent of the property that’s located in the western-most region of the ranch.

Back on December 11, 2018, by a vote of 4-1, the Board of Supervisors affirmed the recommendation of the Los Angeles County Regional Planning Commission and Department of Regional Planning that Centennial be approved. Los Angeles County uses a two-step process for land use approvals and today’s action included approval of specific ordinances, resolutions, and findings of fact related to the Board’s initial vote last December.

Located in the Western Economic Opportunity Zone designated in the Antelope Valley Area Plan and the Los Angeles County General Plan, Centennial, in addition to much-needed housing, is projected to create more than 23,000 permanent jobs on site and nearly 25,000 construction jobs. In addition, Tejon Ranch has made a commitment that at least 30% of the construction jobs will be filled by people living in the local area.

“We again want to thank the Board of Supervisors for its support of Centennial, which is an important part of our vision to engage in the environmentally-sustainable development of a portion of Tejon Ranch,” said Gregory S. Bielli, President and CEO of Tejon Ranch Co. “California, and Los Angeles County in particular, is suffering from a severe housing deficit. Our regional development plan will help address our state’s housing crisis, create jobs, and provide additional opportunities for businesses to locate in an area where their employees can afford to live; all while preserving 240,000 acres of open space within Tejon Ranch.”

Tejon Ranch Co.’s (NYSE: TRC) regional development plan includes nearly 35,000 housing units and more than 35 million square feet of commercial space, all divided amongst four master planned developments: the Tejon Ranch Commerce Center, the company’s growing commercial/industrial center, and three planned residential communities—Mountain Village, Grapevine and Centennial.

“This is an important step forward for Tejon Ranch Co.,” Bielli added. “Centennial is the fourth and most recent of our master planned developments to receive legislative approval. We look forward to advancing each of these projects as we execute our plan to develop ten percent, and conserve 90% of Tejon Ranch.”

####

About Tejon Ranch Co.

Tejon Ranch Co. is listed on the New York Stock Exchange under the symbol TRC. Tejon Ranch is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Co. can be found online at www.tejonranch.com.

CONTACT:

Barry Zoeller, VP, Corporate Communications & Investor Relations, Tejon Ranch Co.

(661) 663-4212

bzoeller@tejonranch.com